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Pricing Supplement dated September 11, 2000                     Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
 Prospectus Supplement dated January 12, 2000)

                         TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount:  $50,000,000         Trade Date: September 11, 2000
Issue Price:  100%                     Original Issue Date: September 14, 2000
Initial Interest Rate:  See            Net Proceeds to Issuer: $49,962,500
   "Additional Terms of the Notes"     Principal's Discount
Interest Payment Period: Monthly          or Commission: 0.075%
Stated Maturity Date: September 16, 2002

_______________________________________________________________________________
Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note     [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note            Fixed Rate Commencement
            (Fixed Interest Rate):              Date):
     [ ]  Other Floating Rate Note              (Fixed Interest Rate):
            (see attached)

Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate    [ ]  Federal Funds Rate
          [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                              [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 16, 2000 Spread (+/-): -0.01%
   Interest Rate Reset Period: Monthly           Spread Multiplier: N/A
   Interest Reset Dates: 16th of each month      Maximum Interest Rate: N/A
   Interest Payment Dates: 16th of each month,   Minimum Interest Rate:  N/A
      commencing October 16, 2000                Index Maturity: 1 month
                                                 Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from September 14, 2000 to September 16,2002
   [ ]  Other (see attached)

Redemption:
   [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]  The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
                             ___________________________
                                 Merrill Lynch & Co.
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                         Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on September 12, 2000 minus 0.01%.


Plan of Distribution

          Under the terms of and subject to the conditions of a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.925% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.